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                                                                     EXHIBIT 2.2

                               LICENSE AGREEMENT
                               -----------------

          Midas International Corporation ("Midas") for, and in consideration of, the promises and covenants herein contained, hereby grants to Magneti Marelli, S.p.A ("Licensee") the exclusive right, license and privilege (the "License") to use and authorize others to use the Midas System and the Licensed Marks (both as defined in Exhibit A, and collectively referred to as the "Intellectual Property") in the Territory solely in connection with the performance of services in the automotive aftermarket repair and service industry.

     Territory: The License is limited to those countries and territories listed on Exhibit A (the "Territory"). Licensee agrees that it will not make, or authorize, any use, direct or indirect, of the Intellectual Property in any other area.

     Term: The term of this License as it applies to the Licensed Marks shall be for a period of thirty (30) years beginning on the date indicated immediately above the signatures to this License, with an option by Licensee to extend such License for additional thirty (30) year periods on the same terms and conditions. The term of this License as it applies to the Midas System shall be fifteen (15) years from the date hereof. Thereafter, MARELLI's (including its successors and assigns, if any) use of the Midas System will be on a non-exclusive basis.

     Fee and Royalty: Licensee is paying Midas at the signing of this Agreement a License Fee of Sixteen Million Dollars (US$16,000,000). In addition, Licensee shall pay Midas a monthly royalty based upon the total Gross Revenue (as defined in Exhibit A) of all retail shops using the Intellectual Property in the Territory pursuant to the Royalty Schedule (as defined in Exhibit A).

     Payment: Royalty payments for each month shall be made in U.S. currency and shall be received by Midas by the 20th day of the following month, accompanied by a statement certified to be accurate by Licensee showing the Gross Revenues for the preceding month. Midas shall have the right upon reasonable notice, to examine and copy Licensee's books of account and records insofar as they relate to the Gross Revenues reported to Midas.

     Exclusive Property of Midas: Licensee acknowledges that the Intellectual Property belongs exclusively to Midas and that upon expiration or termination of this License, Licensee shall cease all use of the Intellectual Property promptly and will not use the same thereafter. Licensee agrees not to misuse or harm or bring into public disrepute the Intellectual Property. Licensee agrees to cooperate fully and in good faith with Midas for the purpose of securing and preserving Midas' rights in and to the Intellectual Property.

     Notices: All notices, requests, approvals, disapprovals, consents and statements and all payments made hereunder shall be given or made at the respective addresses of Midas and Licensee set forth on Exhibit A unless notification of a change of address is given in writing.

     No Assignment: This Agreement and any rights granted herein shall not be assigned by Licensee without written consent of Midas, except that no consent will be required if the assignment is to a majority owned subsidiary company.

     Governing Law and Forum: This Agreement, including all matters relating to the validity, construction, performance and enforcement thereof shall be governed by United States law. The only proper forums for the resolution of disputes arising under this Agreement shall be Chicago, Illinois, USA and Milan, Italy.

     This Agreement is entered into as of October 30, 1998.
                                          ----------

     Midas International Corporation         Magneti Marcelli S.p.A.


     By: /s/ Wendel H. Province              By: /s/ Domenico Bordone
         ----------------------                  --------------------
         Wendel H. Province                      Domenico Bordone
         Chairman and Chief                      President and Chief
         Executive Officer                       Executive Officer

     Witness: /s/                            Witness: /s/
              ----------------------                  -------------------------
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                                   EXHIBIT A
                                   ---------

     Midas Svstem means Midas' unique system for the establishment, management and operation of automotive specialty shops known as "Midas Shops", which engage in the sale and installation of products and services in the automotive aftermarket repair and service industry. The Midas System includes proprietary know-how relating to site selection, shop construction and layout, equipment selection and installation, purchasing and inventory control methods, accounting methods, merchandising, advertising, sales, and promotional techniques, installation techniques, personnel training, and other matters relating to the efficient and successful operation of said Midas Shops and the maintenance of high standards of quality.

     Licensed Marks means all presently registered trademarks and service marks, together with any trademarks or service marks which may be registered by Midas in the future, in the Territory.

     Territory shall mean the countries of Italy, Spain, Brazil, Portugal, Austria, Poland, Switzerland, France, Belgium, and Monaco.

     Gross Revenue means the total retail sales derived from the operation of a shop(s) using the Intellectual Property, whether the sales are for cash or credit, and irrespective of collection, including sales of both merchandise and services, less any bona fide consumer refunds, rebates and discounts.

     Royalty Schedule means 2.5% of Gross Revenue for the first 6 years beginning on the date of signing of this agreement; 2% of Gross Revenue for the following 4 years; and 1.25% of Gross Revenue for the remainder of the term.

     Addresses of the Parties:
          As to Midas:       MIDAS INTERNATIONAL CORPORATION
                             225 NORTH MICHIGAN AVENUE
                             CHICAGO, ILLINOIS 60601
                             Fax: (312)565-3994

          As to Licensee:    MAGNETI MARELLI S.p.A.
                             Viale Aldo Borletti 61/63
                             20011 Corbetta (Milano) - Italia
                             Fax: (02)972.27754
                             Attn: Chief Executive Officer
                             Copy to: General Counsel

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